Calculation of Filing Fee Tables
S-8
VivoPower International PLC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, nominal value $0.12 per share	Other	3,603,598	$ 1.9175	$ 6,909,899.17	0.0001381	$ 954.26
Total Offering Amounts:						$ 6,909,899.17		$ 954.26
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 954.26
Offering Note
[1]	1) Represents A ordinary shares, nominal value $0.12 per share (the "Ordinary Shares") that may be issued under the Amended and Restated VivoPower International PLC 2017 Omnibus Equity Incentive Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional A Ordinary Shares that become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding A Ordinary Shares. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant's Common Stock as reported on The Nasdaq Capital Market on March 12, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A